Exhibit 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CITADEL BROADCASTING CORPORATION

a Delaware corporation

I, Jacquelyn J. Orr, being an authorized officer of Citadel Broadcasting Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), do hereby certify as follows:

FIRST: The name of the Corporation is: Citadel Broadcasting Corporation.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on December 27, 1993 under the name DCO Shelf, Inc.; a Certificate of Amendment of the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 18, 2001 changing the name to FLCC Holdings, Inc.; a Restated Certificate of Incorporation was filed with the Secretary of the State of Delaware on June 4, 2002 changing the name to Citadel Broadcasting Corporation and a Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on August 1, 2003.

THIRD: On December 20, 2009 (Case No. 09-17422 (BRL)) Citadel Broadcasting Corporation and its subsidiaries (collectively the “Debtors”) filed a voluntary petition for reorganization under chapter 11 of title 11 of the United States Code, as amended, with the United States Bankruptcy Court for the Southern District of New York. The Fourth Amended and Restated Certificate of Incorporation, as set forth in Exhibit A attached hereto and made a part hereof (the “Restated Certificate”) has been duly adopted in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to the authority granted to the Corporation under Section 303 of the DGCL to put into effect and carry out the Second Modified Joint Plan of Reorganization of Citadel Broadcasting Corporation and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code, as confirmed on May 17, 2010 by order dated May 19, 2010 (the “Order”) of the Bankruptcy Court (the “Plan”). Provision for the filing of this Restated Certificate is contained in the Plan as confirmed by the Order of the Bankruptcy Court having jurisdiction under the Bankruptcy Code for the reorganization of the Corporation under Chapter 11 of the Bankruptcy Code.

FOURTH: The required holders of the Corporation’s issued and outstanding capital stock approved and adopted this Restated Certificate in accordance with Sections 242, 245 and 303 of the DGCL.

IN WITNESS WHEREOF, the undersigned, for the purpose of amending and restating the Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Fourth Amended and Restated Certificate of Incorporation this 3rd day of June 2010.

CITADEL BROADCASTING CORPORATION

By:	/S/ JACQUELYN J. ORR
Name:	Jacquelyn J. Orr
Title:	Secretary

EXHIBIT A

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CITADEL BROADCASTING CORPORATION

FIRST: The name of the Corporation is Citadel Broadcasting Corporation (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “GCL”).

FOURTH: The aggregate number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 250,000,000 shares of capital stock, consisting of 100,000,000 shares of class A common stock, par value $0.001 per share (the “Class A Common Stock”), 100,000,000 shares of class B common stock, par value $0.001 per share (the “Class B Common Stock”) and 50,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

The powers, preferences and rights of the shares of Common Stock and the qualifications, limitations or restrictions thereof are as follows:

A. Common Stock

1. Dividends. The holders of shares of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash or in property (including shares of capital stock or other securities of the Corporation). The holders of shares of Common Stock and, to the extent required by the Warrant Agreement, dated as of June 3, 2010, between the Corporation and Mellon Investor Services LLC (as amended, modified or otherwise restated from to time to time, the “Warrant Agreement”), the holders of Warrants (as such term is defined in the Warrant Agreement), shall be entitled to participate in such dividends ratably on a per share basis (in the case of holders of Warrants, based upon their ownership of Class B Common Stock underlying their Warrants on an as-exercised basis); provided, that no such distribution shall be made to holders of Warrants, Class A Common Stock and Class B Common Stock if (i) a Federal Communications Commission (“FCC”) ruling, regulation or policy prohibits such distribution to holders of Warrants or (ii) the Corporation’s FCC counsel opines that such distribution is reasonably likely to cause (a) the Corporation to violate any applicable FCC rules or regulations or (b) any such holder of Warrants to be deemed to hold an attributable interest in the Corporation.

2. Dissolution, Liquidation or Winding-Up. In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and of the amounts to which the holders of any outstanding shares of any capital stock ranking senior in preference to the Common Stock shall be entitled, and subject to the rights of the holders of any other class of capital stock of the Corporation, the holders of shares of Common Stock shall be entitled to share in the assets of the Corporation ratably on a per share basis. The Board of Directors of the Corporation, in good faith, shall determine the fair market value, as of the date of distribution, of any property distributed in the event of any dissolution, liquidation or winding-up of the affairs of the Corporation (and such fair market value shall be the amount received in such dissolution, liquidation or winding-up by the stockholders by reason of the distribution of the property). Any determination made by the Board of Directors of the Corporation pursuant to this Subsection 2 shall be final and binding.

For the purposes of this Subsection 2, neither the sale, conveyance, exchange or transfer (for cash or other property, including stock or other securities) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other entities nor any other similar transaction however characterized shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

3. Voting Rights.

a. The holders of Common Stock shall be entitled to one vote per share and shall vote together as a single class, except that holders of Class B Common Stock shall have no right to vote any shares of Class B Common Stock with respect to any matter submitted to a vote of the holders of Common Stock other than as expressly provided in Section A(3)(b) of this Article FOURTH. Notwithstanding the foregoing, holders of Class B Common Stock shall be entitled to a separate class vote on any amendment or modification of any specific rights or obligations of the holders of Class B Common Stock that does not similarly affect the rights or obligations of the holders of Class A Common Stock.

b. If and only if any of the following actions are submitted to a vote of the holders of Common Stock, each share of Class B Common Stock shall be entitled to vote with the Class A Common Stock, with each share of Common Stock having one vote and voting together as a single class:

(i) the retention or dismissal of outside auditors by the Corporation;

(ii) any distributions to the stockholders of the Corporation;

(iii) any material sale of assets, recapitalization, merger, business combination, consolidation, exchange or other similar reorganization involving the Corporation or any of its subsidiaries, including a drag-along transaction;

(iv) the adoption of any new or amended Certificate of Incorporation, other than any amendment that is ministerial in nature;

(v) other than in connection with any management equity or similar plan adopted by the Board of Directors of the Corporation, any authorization or issuance of equity interests, or any security or instrument convertible into or exchangeable for equity interests, in the Corporation or any of its subsidiaries; and

(vi) the liquidation of the Corporation or any of its subsidiaries.

Except as required by applicable law, the holders of Class A Common Stock and the holders of Class B Common Stock shall have no right to vote separately as a class.

Notwithstanding anything to the contrary contained in this Certificate of Incorporation, (I) except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) and (II) the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of shares having a majority of the votes entitled to be cast in respect of all outstanding shares of capital stock entitled to vote on matters presented to the stockholders of the Corporation for their action and consideration generally, irrespective of the class vote requirements set forth in Section 242(b)(2) of the GCL.

4. Conversion.

Each share of Class B Common Stock may be converted into one (1) share of Class A Common Stock by the holder thereof by (i) delivering the Corporation a written notice of such holder’s election to convert the number of shares of Class B Common Stock specified therein, duly executed by such holder, and (ii) to the extent that such conversion would result in the holder holding more than 4.99% of the Class A Common Stock following such conversion, delivering to the Corporation an ownership certification in form and substance reasonably satisfactory to the Corporation for the purpose of enabling the Corporation (a) to determine that such holder does not have an attributable interest in another entity that would cause the Corporation to violate applicable FCC rules and regulations and (b) to obtain any necessary approvals from the FCC or the United States Department of Justice. Notwithstanding anything to the contrary contained herein, the Corporation shall not be required to convert any share of Class B Common Stock if the Corporation reasonably and in good faith determines that such conversion would result in a violation of the Communications Act of 1934, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules and regulations promulgated thereunder.

Upon delivery of a notice of conversion in conformity with the foregoing provisions, the Corporation shall thereupon, as promptly as practicable, and in any event within five (5) business days after receipt by the Corporation of such notice of conversion, (A) execute or cause to be executed and deliver or cause to be delivered to the holder a certificate or certificates representing the aggregate number of shares of Class A Common Stock issuable upon such conversion (based upon the aggregate number of shares of Class B Common Stock so converted), or (B) if in the Corporation’s sole discretion the shares of Class A Common Stock are not certificated, make or cause to be made a book entry into the stock ledger of the Corporation for the aggregate number of shares of Class A Common Stock issuable upon such conversion (based upon the aggregate number of shares of Class B Common Stock so converted).

Any share of Class B Common Stock converted hereunder shall, to the extent properly converted and to the extent the Corporation has made a reasonable and good faith determination that such conversion does not violate the FCC ownership and transfer restrictions set forth in Section C(iii) of Article FOURTH below, be deemed to have been effected immediately prior to the close of business on the day on which the notice of conversion shall have been delivered to the Corporation. At such time, the certificates for the shares of Class A Common Stock issuable upon such conversion shall be deemed to have been issued, or, as the case may be, the book entry into the stock ledger of the Corporation for the shares of Class A Common Stock issuable upon such conversion shall be deemed to have been made, and the holder thereof shall be deemed to be and entitled to all rights of the holder of record of such Class A Common Stock.

If, at any time after the date hereof, the number of shares of Class A Common Stock outstanding is increased by a subdivision or split-up of shares of Class A Common Stock or decreased by a combination or reverse split of shares of Class A Common Stock, on the day following the effective date thereof, the number of shares of Class A Common Stock obtainable upon conversion of the Class B Common Stock shall be increased or decreased (as the case may be) in proportion to such increase or decrease in outstanding shares of Class A Common Stock. The adjustment shall become effective at the time when such subdivision, split-up, combination or reverse split becomes effective with respect to all holders of Class A Common Stock.

5. Reservation.

The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock: (i) Class A Common Stock in a quantity sufficient to provide for the conversion of all outstanding shares of the Class B Common Stock; and (ii) Class B Common Stock in a quantity sufficient to provide for the exercise of all outstanding Warrants.

B. Preferred Stock

Shares of the Preferred Stock of the Corporation may be issued from time to time in one or more series, each of which series shall have such distinctive designations and number of shares as shall be fixed by the Board of Directors of the Corporation prior to the issuance of any shares thereof. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions, as shall be stated in such resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors of the Corporation prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware. Except to the extent otherwise provided in any resolution or resolutions providing for the issue of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

C. FCC Matters

To the extent necessary to comply with the Communications Act, and the FCC Regulations, the Board of Directors of the Corporation may (i) prohibit the ownership or voting of more than 20% of the Corporation’s outstanding capital stock by or for the account of aliens or their representatives or by a foreign government or representative thereof or by any corporation organized under the laws of a foreign country (collectively “Aliens”), or by any other entity (a) that is subject to or deemed to be subject to management influence by Aliens or (b) the equity of which is owned, controlled by, or held for the benefit of, Aliens in a manner that would cause the Corporation to be in violation of the Communications Act or the FCC Regulations; (ii) prohibit any transfer of the Corporation’s stock which would cause more than 20% of the Corporation’s outstanding capital stock to be owned or voted by or for any person or entity designated in foregoing clause (i); (iii) prohibit the ownership, voting or transfer of any portion of its outstanding capital stock to the extent the ownership, voting or transfer of such portion would cause the Corporation to violate or otherwise result in violation of any provision of the Communications Act or the FCC Regulations; and (iv) redeem capital stock to the extent necessary to bring the Corporation into compliance with the Communications Act or the FCC Regulations or to prevent the loss of the Corporation’s FCC licenses.

For purposes of the above paragraph, the “Communications Act” shall mean the Federal Communications Act of 1934, as amended, as in effect from time to time, and the “FCC Regulations” shall mean the rules, regulations or policies promulgated by the Federal Communications Commission and in effect from time to time. Notwithstanding any provisions contained herein to the contrary, if prior approvals must be obtained from the Federal Communications Commission (the “FCC Approvals”), (1) no stockholder shall possess any voting rights except as permitted by law; (2) no stockholder may nominate, appoint or designate any member of the Board of Directors, except as permitted by law; and (3) no stockholder shall be entitled to exercise any conversion rights or voting rights, until the FCC Approvals have been obtained.

FIFTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Certificate of Incorporation directed or required to be exercised or done by the stockholders.

A. Number of Directors. Except as otherwise fixed by or pursuant to the provisions of this Certificate of Incorporation relating to the rights of the holders of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the then authorized number of directors of the Corporation, whether or not there exist any vacancies in previously authorized directorships, but in no event shall the number of directors be fewer than three. No director need be a stockholder.

B. Classes and Terms of Directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes (I, II and III), as nearly equal in number as possible, and no class shall include less than one director. The initial term of office for members of Class I shall expire at the annual meeting of stockholders in 2011; the initial term of office for members of Class II shall expire at the annual meeting of stockholders in 2012; and the initial term of office for members of Class III shall expire at the annual meeting of stockholders in 2013. At each annual meeting of stockholders beginning in 2011, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, and shall continue to hold office until their respective successors are elected and qualified.

C. Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause shall, unless otherwise provided by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, even if less than a quorum is then in office, or by the sole remaining director, and shall not be filled by stockholders. Directors elected to fill a newly created directorship or other vacancies shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor has been elected and has qualified.

D. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the directors or any director may be removed from office at any time, but only for cause, at a meeting called for that purpose, and only by the affirmative vote of the holders of at least a majority of the voting power of all issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

E. Rights of Holders of Preferred Stock. Notwithstanding the foregoing provisions of this Article FIFTH, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the rights and preferences of such Preferred Stock as set forth in this Certificate of Incorporation or in the resolution or resolutions of the Board of Directors relating to the issuance of such Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such rights and preferences.

F. Written Ballot Not Required. Elections of directors need not to be by written ballot unless the By-laws of the Corporation shall otherwise provide.

G. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws of the Corporation.

H. By-laws. The Board of Directors is expressly authorized to adopt, amend, or repeal the By-laws of the Corporation.

SIXTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such elimination from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL as so amended. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation, adoption of any provision inconsistent herewith or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal, alteration, amendment, adoption or modification. The provisions of this Article SIXTH shall continue as to a person who has ceased to be a director of the Corporation and shall inure to his heirs, executors, administrators and personal and legal representatives.

SEVENTH: The Corporation shall indemnify any person who is or was or had agreed to become a director or officer of the Corporation or any person who is or was serving or who had agreed to serve at the request of the Board of Directors as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (including the heirs, executors, administrators and personal and legal representatives of such person) to the fullest extent authorized by the GCL, as the same exists or hereafter may be amended but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification tights than the GCL permitted the Corporation to provide immediately prior to such amendment) or any other applicable laws as presently or hereinafter in effect; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his heirs, executors, administrators and personal and legal representatives) in connection with a proceeding (or part hereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH of this Certificate of Incorporation shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH of this Certificate of Incorporation to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article SEVENTH of this Certificate of Incorporation shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of this Corporation, any statute, agreement, policy, vote of stockholders or disinterested directors or otherwise.

Any repeal, alteration or amendment of this Article SEVENTH of this Certificate of Incorporation or adoption of any provision inconsistent herewith shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation or any other person entitled to or granted indemnification under this Article SEVENTH of this Certificate of Incorporation existing at the time of such repeal, alteration, amendment, adoption or modification with respect to any acts or omissions occurring immediately prior to such repeal, alteration, amendment, adoption or modification.

EIGHTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

NINTH: The Corporation hereby elects to be governed by Section 203 of the GCL.

TENTH: Any action required or permitted to be taken by the stockholders of the Corporation, or any class or series thereof, must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders.

ELEVENTH. Subject to further amendments of this Certificate of Incorporation, as provided by applicable law, the Corporation shall not issue any non-voting equity securities in violation of Section 1123(a)(6) of Title 11 of the United States Code.

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